Exhibit 10.43

AMENDMENT

TO

TECHNOLOGY SUBLICENSE AGREEMENT

This AMENDMENT TO TECHNOLOGY SUBLICENSE AGREEMENT (this “Amendment”) is dated as of November 21, 2011 (the “Effective Date”) and made by and among GS RC Investments LLC, a Delaware limited liability company (“Sublicensee”), Clean Coal Solutions, LLC (f/k/a ADA-NexCoal, LLC), a Colorado limited liability company (“Sublicensor”), and ADA-ES INC., a Colorado corporation (“Licensor”). Sublicensee, Sublicensor, and Licensor are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties have previously entered into that certain Technology Sublicense Agreement (the “Sublicense Agreement”), dated as of June 29, 2010.

WHEREAS, Sublicensee and AEC-NM, LLC (“AEC-NM”) have previously entered into that certain Equipment Lease, dated as of June 29, 2010 (the “Existing NM Equipment Lease”), whereby AEC-NM leased to Sublicensee a refined coal production facility (the “Existing NM Facility”).

WHEREAS, simultaneously with the execution of this Amendment, Sublicensee, Sublicensor and AEC-NM are entering into an agreement for the lease of a redesigned refined coal production facility, newly constructed and owned by AEC-NM (the “New NM Facility”) and the termination of the Existing NM Equipment Lease.

WHEREAS, the Parties desire to amend the Sublicense Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the promises and agreements set forth in this Amendment, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE I

AMENDMENTS TO SUBLICENSE AGREEMENT

Section 1.1 Amendments to Article I.

(a) The definition of “Equipment Leases” in Article I of the Sublicense Agreement shall hereby be deleted in its entirety and replaced by the following definition:

“Equipment Leases” means, collectively (a) that certain Equipment Lease dated as of November 21, 2011, between AEC-NM, LLC and Sublicensee and (b) that certain Equipment Lease dated as of June 29, 2010, between AEC-TH, LLC and Sublicensee.

*	Indicates portions of the exhibit that have been omitted pursuant to a request for confidential treatment. The non-public information has been separately filed with the Securities and Exchange Commission.

(b) The following new definitions shall hereby be added to Article I of the Sublicense Agreement:

“Claims Notice” has the meaning set forth in Section 8.7.

“Indemnified Party” means any Person seeking indemnification from another Person pursuant to Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is asserted by another Person pursuant to Article VIII.

“Third Party Claim” has the meaning set forth in Section 8.7.

“Third Party Rights Holder” has the meaning set forth in Section 8.2.

Section 1.2 The following new Section 5.4 shall hereby be added to the Sublicense Agreement:

5.4*. The Licensor, Sublicensor and Sublicensee acknowledge a letter informing the parties of the *. Licensor acknowledges: (i) the receipt of an oral notice from * regarding the subject matter *, to which the Licensor’s * responded in writing, *; and (ii) that the *.

Section 1.3 Amendment to Section 8.2. Section 8.2 of the Sublicense Agreement shall hereby be deleted in its entirety and replaced with the following:

8.2 Indemnity by Licensor. Licensor shall defend, indemnify and hold harmless Sublicensor, Sublicensee and each of their respective Affiliates, and each of their respective members, managers, stockholders, officers, employees, agents, representatives and attorneys against any Loss (including without limitation any Loss first suffered by a customer of an Indemnified Party for which the Indemnified Party becomes responsible) arising from or in connection with (i) any claim that the Licensed Property, the Know-How, or the manufacture, sale, or use of Refined Coal produced using the Technology, infringes or misappropriates, directly or indirectly, a patent, trade secret, copyright, trademark or other intellectual property right of any third party (a “Third Party Rights Holder”); (ii) any challenge to the validity of any of the Patents or the rights granted to Sublicensee; and (iii) any breach by Licensor of the representations and warranties in Section 5.2 or any covenant or agreement by Licensor in this Agreement. Notwithstanding the foregoing, Licensor will not indemnify any Loss to the extent based upon: (1) an infringement or misappropriation of an intellectual property right of a Third Party Holder that would not exist but for (aa) the addition, use, or presence of any material, chemical, or other type of additives that is not: (xx) included as an element of the Refined Coal produced using the Technology as introduced into the cyclone boiler (excluding any element present in the coal prior to such coal being converted to Refined Coal, such as bromine); or (yy) present and inherent as the result of the conventional combustion of the Refined Coal in a cyclone boiler (e.g., oxygen or other constituents inherently produced in the combustion process); or (bb) the use of a process step or equipment in conjunction with the operation of the cyclone boiler that is unconventional or unique to the operator of the cyclone boiler; or (2) the use of the Licensed Property, Know-How or Technology after Licensor has provided the Indemnified Party with replacement for or a modification of the Licensed Property, Know-How or Technology if the alleged infringement or misappropriation would have been avoided by implementation of such replacement or modification and such replacement or modification does not adversely affect the emissions control functionality of the Refined Coal in a cyclone boiler. If any portion of the Licensed Property, Know-How or Technology becomes, or in Licensor’s opinion is likely to become, the subject of a Loss arising from this Section 8.2, then Licensor may, at its sole option and expense, either procure the right to continue using the Licensed Property, Know-How or Technology or replace or modify the Licensed Property, Know-How or Technology so it becomes noninfringing.

Section 1.4 The following new Section 8.7 shall hereby be added to the Sublicense Agreement:

8.7 Defense of Third-Party Claims. If an Indemnified Party’s claim for indemnification under Section 8.2, Section 8.3 or Section 8.4 is based on a claim brought by a Third Party (including without limitation a customer of the Indemnified Party with respect to a claim brought against such customer by a Third Party Rights Holder) (a “Third Party Claim”), the Indemnifying Party shall have the right, at its sole cost and expense, to defend such Third Party Claim in the name or on behalf of the Indemnified Party. The Indemnified Party will give the Indemnifying Party prompt written notice of any such Third Party Claim (a “Claims Notice”) and reasonably cooperate with the Indemnifying Party in the defense and settlement of the Third Party Claim. The Indemnified Party’s failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation which Licensor would otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party has been materially prejudiced by such failure to so notify. Notwithstanding the foregoing, an Indemnified Party shall have the right (following notice to the Indemnifying Party) to retain its own counsel (which counsel is reasonably acceptable to the Indemnifying Party) and control its defense of any such Third Party Claim, with the reasonable fees and expenses to be paid by the Indemnifying Party if the Indemnifying Party shall have failed promptly to employ counsel to defend such proceeding or otherwise failed to prosecute such defense with reasonable diligence. The Indemnified Party and Indemnifying Party will enter into a joint representation agreement with counsel reasonably acceptable to both parties, specifying that the Indemnifying Party shall at all times control the defense, unless the Indemnified Party agrees otherwise, in writing, that the Indemnifying Party shall have sole authority to settle or compromise the Third Party Claim, and the reasonable fees and expenses for such counsel to be paid by the Indemnifying Party; provided, however, in the event it is not legally possible for the same counsel to represent both the Indemnified Party and the Indemnifying Party because of conflicts of interest (e.g., the conflict of interest is non-waivable), then the Indemnifying Party shall pay the reasonable fees and expenses of both counsels to the extent such fees and expenses are directly related to defending the claims for which the Indemnifying Party is responsible. The Indemnified Party shall have the right to employ separate counsel at its own cost and expense in the proceeding and, in such event, shall and shall have the right to, consult with the Indemnifying Party regarding the defense thereof; provided that, except as otherwise provided herein, the Indemnifying Party shall at all times control such defense of such proceeding. The Indemnifying Party may not settle or compromise the claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the settlement or compromise includes a full release of all of the Indemnified Parties. The Indemnifying Party shall pay to or for the benefit of the Indemnified Parties in cash the amount for which such Indemnified Parties are entitled to be indemnified within thirty (30) days after the settlement or compromise of such Third Party Claim or the final non-appealable judgment of a court of competent jurisdiction. An Indemnifying Party shall not be liable for any settlement or compromise of any Third Party Claim without its consent.

Section 1.5 The following new Section 8.8 shall hereby be added to the Sublicense Agreement:

8.8 Sublicensee Customers. If a customer of Sublicensee is contacted *, Sublicensee shall give Licensor and Sublicensor prompt written notice that its customer has been so contacted. Licensor shall promptly discuss with the Sublicensee’s customer the nature and purpose of the claim or contact and negotiate with Sublicensee’s customer, in good faith, the terms under which Licensor would undertake the defense and indemnity of the matter on Sublicensee’s customer’s behalf, including, but not limited to, terms similar to those set forth in Sections 8.2 and 8.7 of this Agreement.

Section 1.6 Amendment to Exhibit B. The description of the Existing NM Facility on Exhibit B shall be deleted in its entirety and replaced with the description of the New NM Facility, attached as Exhibit A hereto.

Section 1.7 A new Schedule 5.4 shall hereby be added to the Technology Sublicense, attached as Schedule 1.7 hereto.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Effectiveness and Ratification. All of the provisions of this Amendment shall be effective as of the Effective Date. Except as specifically provided for in this Amendment, the terms of the Sublicense Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Sublicense Agreement, the terms of this Amendment shall prevail and govern.

Section 2.2 Amendment; Entire Agreement. This document contains the entire agreement between the parties hereto with respect to the subject matter hereof. There are no oral agreements between the parties hereto with respect to the subject matter hereof.

Section 2.3 Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law principles of such state.

Section 2.4 Counterparts. This Amendment may be signed in two counterparts, each of which taken together shall constitute one instrument, and each of the parties hereto may execute this Amendment by signing either such counterpart. This Amendment shall become effective upon execution by both of the parties hereto. A facsimile copy will be deemed an original.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the Effective Date.

ADA-ES, INC.

By:	/s/ Mark H. McKinnies
Name:	Mark H. McKinnies
Title:	Senior Vice President and CFO

CLEAN COAL SOLUTIONS, LLC

By:	/s/ Brian Humphrey
Name:	Brian Humphrey
Title:	Manger

GS RC INVESTMENTS LLC

By:	/s/ Michael Feldman
Name:	Michael Feldman
Title:	Authorized Signatory

Signature Page to

Amendment to Technology Sublicense Agreement

EXHIBIT A

Filed as Exhibit B to Exhibit 10.41 to this Report on Form 10-K

SCHEDULE 1.7

Filed as Schedule 3.1(d) to Exhibit 10.41 to this Report on Form 10-K

Schedule 1.7